UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2025

Lottery.com Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-38508	No. 81-1996183
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

5049 Edwards Ranch Rd, 4th Floor
Fort Worth, Texas	76109
(Address of Principal Executive Offices)	(Zip Code)

(737) 309-4500

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	LTRY	The Nasdaq Stock Market LLC
Warrants to purchase one share of common stock, each at an exercise price of $230.00	LTRYW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13 (a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Acquisition of Spektrum, Ltd.

On March 6, 2025, Lottery.com Inc. (“Lottery.com” or the “Company”) finalized the agreement with PlusEVO Ltd. (the “Seller” or “PlusEVO”) for the acquisition of its wholly owned Spektrum Ltd. (the “Stock Purchase and Sale Agreement”). Attached hereto as Exhibit 10.1, the Company issued a press release stating that it had entered into a Stock Purchase Agreement to support the Company’s expansion into the international lottery market. The acquisition is now scheduled to close on or before March 13, 2025.

Pursuant to the Stock Purchase and Sale Agreement, the Purchase Price is the total equivalent of One Million Five Hundred Thousand Dollars USD ($1,500,000.00) in restricted stock units of common shares in the Company. (the “Payment-In-Kind”) fixed at Three Dollars USD ($3.00) per share (the “Fixed Price”). Purchase Price is to be paid out in five payments on the following schedule:

(a)	First Payment: Three Hundred Thousand Dollars ($300,000.00) in restricted stock units of the Company, (100,000 shares, the “First Payment”) issued on the thirty first business day following the closing of the transaction. (the “Completion Date” and the “First Issuance Date”). The restricted stock units of common shares of the Company underlying the First Payment shall fully vest immediately and shall be restricted for six months from the Completion Date. The First Payment shall include full piggyback registration rights for the shareholders of the Seller;

(b)	Second Payment: Three Hundred Thousand Dollars ($300,000.00) in restricted stock units of common shares of the Company (100,000 shares, the “Second Payment”) on the thirty-first (31st) day following the expiration of ninety (90) days after the Completion Date (the “Second Issuance Date”). These restricted stock units of common shares shall fully vest on the Second Issuance Date, and shall be restricted for a period of twelve (12) months immediately following the Completion Date;

(c)	Third Payment: Three Hundred Thousand Dollars ($300,000.00) in restricted stock units of common shares of the Company (100,000 shares, the “Third Payment”) on the thirty-first (31st) day following the expiration of one hundred eighty (180) days after the Completion Date (the “Third Issuance Date”). These restricted stock units of common shares shall fully vest on the Third Issuance Date, and shall be restricted for a period of eighteen (18) months immediately following the Completion Date;

(d)	Fourth Payment: Three Hundred Thousand Dollars ($300,000.00) in restricted stock units of common shares of the Company (100,000 shares, the “Fourth Issuance”) on the thirty-first (31st) day following the expiration of two hundred seventy (270) days after the Completion Date (the “Fourth Issuance Date”). These restricted stock units of common shares shall fully vest on the Fourth Issuance Date and shall be restricted for a period of twenty-four (24) months immediately following the Completion Date; and

(e)	Fifth and Final Payment: Three Hundred Thousand Dollars ($300,000.00) in restricted stock units of common shares of the Company (100,000 shares, the “Fifth and Final Payment”) on the thirty-first (31st) day following the expiration of three hundred sixty-five days (365) days after the Completion Date (the “Fifth and Final Issuance Date”). These restricted stock units of common shares shall fully vest on the Fifth and Final Issuance Date and shall be restricted for a period of thirty (30) months immediately following the Completion Date.

In the event that the closing price of the restricted stock units of common shares of the Company to be issued to the shareholders of the Seller is lower than the Fixed Purchase Price on the six (6) month anniversary of any issuance date of said shares (collectively the “Anniversary Issuance Price”), then the Fixed Purchase Price shall be adjusted downward to the volume-weighted average price (“VWAP”) of the common stock for the five (5) consecutive trading days immediately preceding the six (6) month anniversary date of said issuance date. Accordingly, the Company shall be obligated to tender to the shareholders of the Seller, additional restricted stock units of common shares of the Company to make up the difference between the Fixed Purchase Price and the Anniversary Issuance Price at Three Dollars USD ($3.00).

The foregoing description of the Share Purchase and Sale Agreement is not complete and will be qualified in its entirety by the full text of the Share Purchase and Sale Agreement, which will be filed as an Exhibit to the Company’s Form 10-K for the Period Ended December 31, 2024.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Press Release Dated March 6, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lottery.com Inc.

By:	/s/ Matthew McGahan
Name:	Matthew McGahan
Title:	Chief Executive Officer

March 11, 2025